Exhibit 10.1
To: Stephen J. Densberger, Bonalyn J. Hartley, Thomas C. Leonard, Roland E. Olivier and Donald L. Ware
From: Duane C. Montopoli
Re: 2010 Officer Bonus Plan (COMPANY CONFIDENTIAL)
Date: January 28, 2010
I am very pleased to inform each of you that at its January 27, 2010 meeting, the Pennichuck Corporation Board of Directors established an Executive Officer Bonus Plan for calendar year 2010.
Under the Plan, which covers all qualifying Executive Officers of Pennichuck Corporation (see employment test below) except me (my bonus for 2010 will be at the discretion of the Board), bonus amounts are credited into a “pool” based on the amount of Company-wide (i.e., consolidated) pre-tax pre-bonus income (see precise definition on attached schedule) achieved for the full year (hereinafter, “Company-Wide Income”). The attached schedule indicates what amounts are credited into the pool (subject to footnote 2 therein) at varying levels of Company-Wide Income expressed as percentages of the Company’s operating budget for 2010 that was approved at the January 27 Board meeting. The actual bonus pool amount will be determined at the completion of the annual audit process after year-end (around March 1, 2011).
Once determined, bonus pool amounts will be paid-out as cash awards as follows:

% of Pool	How Awarded
30%	Non-Discretionary: Pro-rata based on 2010 beginning base salaries as a % of total covered compensation (i.e., the sum of such salaries for all qualifying Plan participants).

Up To 30%	Non-Discretionary: 5% of bonus pool is earned for each of six (6) customer service/product reliability/environmental metrics achieved for the year (see next page). Amount earned (example: achieve 5 of 6 metrics = 25% of Pool) is allocated pro-rata based on 2010 beginning base salaries as a % of total covered compensation.

% of Pool	How Awarded
40%	Discretionary: Allocated among participants by the Compensation Committee of the Board based on an assessment of each participant’s individual performance for the year. A very important factor in this regard will be the accomplishment of your personal Goals & Objectives for the year (including your financial, customer service and product quality goals, as applicable to your position).

Customer Service/Product Reliability/Environmental Metrics
(Regulated Water Customers):	Targets
1. Unresolved customer service complaint calls to NHPUC	<30 calls per yr
2. Customer call abandonment rate (after one minute)	<1% of total calls per yr
3. Est. (vs. actual) readings/billings (normal conditions)	<1.5% of billings for 2010
4. Non-power outages due to equipment failure	<100 incidents per yr
5. Unresolved pressure complaints per NHPUC Rules/Regs	0 per year
6. NHDES non-compliance violations due to operational error	0 incidents per year
If Company-Wide Income falls below 88% of budget for 2010, no cash bonuses will be payable under the Plan.
To be eligible for any bonus award under the Plan, you must be an employee of Pennichuck Corporation or one of its subsidiaries (collectively, “Pennichuck”) on the actual payment date. Bonus awards under the Plan will be paid out (net of tax withholding and other required deductions) by March 15, 2011.
Exceptional Circumstances Provision: If, prior to the actual payment date, unforeseen or unusual circumstances arise which have serious negative financial consequences and which would render the payment of any awards under the Plan imprudent in light of the then current financial or operating condition of the Company, Pennichuck reserves the right to delay or cancel such awards by giving notice to participants prior to the regular payment date. Furthermore, since bonus awards are intended to be based on and paid out of operating earnings, the Company reserves the right, at its discretion, to modify or eliminate the effects on calculated bonus pool amounts of, (1) extraordinary gains or other non-operating income amounts (e.g., the sale of non-operating assets), and (2) unusual non-cash charges.
Let’s work hard, and work together, to make 2010 a year of solid performance and, in so doing, create well-earned cash bonuses. If you have any questions about the workings of this Plan, please let me know.

PENNICHUCK
OFFICER BONUS PLAN
2010 BONUS POOL AMOUNTS
(CONFIDENTIAL)

	Officer Pool
Company Wide	Available	% of
Income (1)	Bonus	Covered
% of Approved Budget	Pool(3)	Comp.(2)

112%+	$158,970	21.0%

108%	149,129	19.7%

104%	138,531	18.3%

100%	128,690	17.0%

96%	119,228	15.8%

92%	109,765	14.5%

88%	100,303	13.3%

Footnotes:

(1)
Defined as full year (i.e., 12 months) consolidated income for calendar 2010 before, (a) eminent domain costs, (b) non-operating income from the sale of real estate, (c) all cash bonuses, and (d) income taxes.

(2)	Based on beginning of year base salaries. Calculated bonus pool amounts will be adjusted to these percentages in the event of a reduction in Plan participants prior to payout.

(3)	Performance between indicated income levels will be pro-rated to create a bonus pool proportional to such performance.